Exhibit 4.28

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made as of the 18th day of January, 2013 by and between Green Ballast, Inc., a Delaware corporation (the “Company”), and the Investor party hereto (the “Investor”).

RECITALS

A.            The Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S.  Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended; and

B.            The Company is offering, upon the terms and conditions stated in this Agreement, (i) up to $1,000,000 in aggregate principal amount of the Company’s 8% Mandatorily Convertible Notes in the form attached hereto as Exhibit A (the “Notes”) which Notes are convertible into securities of the Company as provided therein and (ii) up to 1,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (together with any securities into which such shares may be reclassified the “Common Stock”); the Notes and the Shares to be issued in Units (each, a “Unit” and, collectively, the “Units”), each Unit consisting of $1,000 in principal amount of the Notes and 1,000 Shares for an aggregate per Unit price of $1,000 (the “Per Unit Purchase Price”); and

C.            The Investor wishes to purchase from the Company, and the Company wishes to sell and issue to the Investor the Units specified on the signature page to this Agreement at the Per Unit Purchase Price; and

D.            On or prior to the Closing (as defined herein), certain executive officers of the Company and/or their Affiliates (the “Surrendering Holders”) will execute and deliver to the Company one or more surrender agreements (the “Surrender Agreements”) pursuant to which the Surrendering Holders will surrender to the Company at the Closing an aggregate of 1,000,000 shares of Common Stock currently owned by them (the “Surrendered Shares”) (the “Stock Surrender”).

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                   Definitions.  In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“Agent” means Loewen, Ondaatje, McCutcheon USA LTD.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Securities” means the securities issued upon conversion of the Notes, including any shares of Common Stock issuable upon the exercise or conversion of any Conversion Securities.

“Material Adverse Effect” means a material adverse effect on (i) the results of operations or financial condition of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“SEC Filings” has the meaning set forth in Section 4.6.

“Securities” means the Notes, the Shares and the Conversion Securities.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Documents” means this Agreement, the Surrender Agreements and the Notes.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2.                   Purchase and Sale of the Units.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Investor shall purchase, and the Company shall sell and issue to the Investor, the Units in the amount set forth opposite the Investor’s name on the signature page attached hereto at a price per Unit equal to the Per Unit Purchase Price.  The Investor acknowledges that the Company will, from time to time, enter into purchase agreements containing substantially the same terms as contained herein with one or more additional investors.

3.                   Closings.  The purchase and sale of the Units to be purchased by the Investor hereunder shall occur on a date to be mutually agreed to by the Company and the Investor (the “Closing”).  The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” At the Closing, (i) the Investor shall cause a wire transfer in same day funds to be sent to the account of the Company as instructed in writing by the Company, in an amount equal to the product of (A) the number of Units being purchased by such Investor on the Closing Date and (B) the Per Unit Purchase Price, and (ii) the Company shall (A) cause to be issued and delivered to such Investor or its designee, by FedEx or other recognized overnight courier, a Note in the aggregate principal amount purchased by the Investor at the Closing, registered in such name or names as the Investor may designate, and (B) issue irrevocable transfer instructions to the transfer agent for the Common Stock (the “Transfer Agent”) instructing the Transfer Agent to issue and deliver to such Investor or its designee a stock certificate representing the Shares purchased by the Investor at the Closing, registered in such name or names as the Investor may designate.  No certificates representing Units will be issued and the Notes and the Shares shall be separately transferrable, subject to the restrictions on transfer set forth herein and those arising under the 1933 Act.  The Closing shall take place at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York 10020, or at such other location and on such other date as the Company and the Investor shall mutually agree.

4.                   Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

4.1          Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect.  The Company does not own any equity interest in any other Person.

4.2          Authorization.  The Company has the corporate power and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities.  The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

4.3          Capitalization.  The Company has the capitalization set forth in the SEC Filings (as defined below).  All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in compliance in all material respects with applicable state and federal securities law and any rights of third parties.  No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company.  There are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them.

The issuance and sale of the Securities hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investor) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.4          Valid Issuance.  Upon the due conversion of the Notes, the Conversion Securities will (i) to the extent constituting capital stock of the Company, be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Investor and (ii) in all other cases, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.  No later than the Mandatory Conversion Date, the Company will have reserved a sufficient number of shares of Common Stock for issuance upon the exercise or conversion of any Conversion Securities exercisable for or convertible into Common Stock, free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Investor.

4.5          Consents.  The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods.  Subject to the accuracy of the representations and warranties of each Investor set forth in Section 5 hereof, the Company has taken all action necessary to exempt (i) the issuance and sale of the Securities, (ii) the issuance of the Conversion Securities and (iii) the other transactions contemplated by the Transaction Documents from the provisions of any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Certificate of Incorporation or Bylaws that is or could reasonably be expected to become applicable to the Investor as a result of the transactions contemplated hereby.

4.6          Delivery of SEC Filings; Business.  The Company has made available to the Investor through the EDGAR system, true and complete copies of the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “10-K”), and all other reports filed by the Company pursuant to the 1934 Act since the filing of the 10-K and prior to the date hereof (collectively, the “SEC Filings”).  The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period.

4.7          Use of Proceeds.  The net proceeds of the sale of the Notes and the Shares hereunder shall be used by the Company for working capital and general corporate purposes; provided, however, that none of such net proceeds shall be used to redeem, repurchase or otherwise satisfy or provide for the satisfaction of any Indebtedness (as defined in the Notes), other than the repayment in full when due of $150,000 in aggregate principal amount plus accrued interest under the Company’s 12% Senior Secured Notes due October 16, 2012 issued to Green Ballast LLC (“GBL”) and Gemini Master Fund, Ltd.  (“Gemini”) pursuant to the Loan Agreement, dated April 16, 2012, by and among the Company, GBL and Gemini.

4.8          No Material Adverse Change.  Since December 31, 2011, except as identified and described in the SEC Filings and except for the Stock Surrender, there has not been:

(i)            any material adverse change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012;

(ii)          any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii)         any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company;

(iv)        any material labor difficulties or labor union organizing activities with respect to employees of the Company;

(v)          any material transaction entered into by the Company other than in the ordinary course of business; or

(vi)        any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

4.9          SEC Filings.  At the time of filing thereof as amended on or prior to the date hereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.10       No Conflict, Breach, Violation or Default.  The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Certificate of Incorporation or the Company’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investor through the EDGAR system), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its assets or properties, or (b) any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of its assets or properties is subject, except, in the case of clause (ii), for such breaches, violations or defaults as would not reasonably be expected to result in a Material Adverse Effect.

4.11       Financial Statements.  The financial statements included in each SEC Filing present fairly, in all material respects, the financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act).  Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, the Company has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

4.12       Brokers and Finders.  Except for the Agent, no Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

4.13      No Directed Selling Efforts or General Solicitation.  Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4.14       No Integrated Offering.  Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act.

4.15       Private Placement.  Assuming the accuracy of the representations and warranties of the Investor contained in Section 5 hereof and compliance by the Investor with the terms of the Transaction Documents, the offer and sale of the Securities to the Investor as contemplated hereby is exempt from the registration requirements of the 1933 Act.

4.16       Internal Controls.  The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company.  Except as disclosed in the SEC Filings, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as disclosed in the SEC Filings, the Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-14 and 15d-14) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed period report under the 1934 Act, as the case may be, is being prepared.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the 1934 Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308 of Regulation S-B) or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1934 Act.

4.17       Disclosures.  Neither the Company nor any Person acting on its behalf has provided the Investor or its agents or counsel with any information that constitutes or might constitute material, non-public information, other than the terms of this transaction.  The Company understands that the Investor will be relying on this representation in effecting transactions in the Company’s securities.

5.                   Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company that:

5.1          Organization and Existence.  Such Investor is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to invest in the Securities pursuant to this Agreement.

5.2          Authorization.  The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3          Purchase Entirely for Own Account.  The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws.  Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time.  Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4          Investment Experience.  Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5          Disclosure of Information.  Such Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities.  Such Investor acknowledges receipt of copies of the SEC Filings.  Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, amend or affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6          Restricted Securities.  Such Investor understands that the Securities are characterized as “restricted securities” under the U.S.  federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7          Legends.  It is understood that, except as provided below, certificates evidencing the Securities may bear the following or any similar legend:

(a)          “The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended, or qualification under applicable state securities laws.”

(b)          If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

5.8          Accredited Investor.  Such Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

5.9          No General Solicitation.  Such Investor did not learn of the investment in the Securities as a result of any public advertising or general solicitation.

5.10       Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.11       Agent.  Such Investor understands that the Agent has acted solely as the agent of the Company in this offering, and that the Agent makes no representation or warranty with regard to the merits of this transaction or as to the accuracy of any information such Investor may have received in connection therewith.  Such Investor acknowledges that he has not relied on any information or advice furnished by or on behalf of the Agent.

6.                   Conditions to Closing.

6.1          Conditions to the Investor’s Obligations.  The Investor’s obligation to purchase Notes and Shares at the Closing is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor:

(a)          The representations and warranties made by the Company in Section 4 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in Section 4 hereof not qualified as to materiality shall be true and correct in all  material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date.  The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b)          The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Securities and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c)          No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(d)          No stop order or suspension of trading shall have been imposed by the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

(e)          The Stock Surrender Agreements shall have been executed and delivered by the Company and the Surrendering Holders, the Surrendering Holders shall have delivered to the Company the certificates representing the Surrendered Shares, free and clear of all encumbrances and restrictions, the Company shall have issued to the Transfer Agent irrevocable transfer instructions instructing the Transfer Agent to transfer the Surrendered Shares to the Company, and evidence of all of such transactions reasonably satisfactory to the Investor shall have been provided to the Investor)

6.2          Conditions to Obligations of the Company.  The Company’s obligation to sell and issue the Notes and the Shares to the Investor at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)          The representations and warranties made by the Investor in Section 5 hereof, other than the representations and warranties contained in Sections 5.3, 5.4, 5.5, 5.6, 5.7, 5.8 and 5.9 (the “Investment Representations”), shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.  The Investment Representations shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date.  The Investor shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b)          The Investor shall have paid the purchase price for the Notes and the Shares to be issued on the Closing Date.

6.3          Termination of Obligations to Effect Closing; Effects.

(a)          The obligations of the Company, on the one hand, and the Investor, on the other hand, to effect any Closing shall terminate as follows:

(i)            Upon the mutual written consent of the Company and the Investor;

(ii)          By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii)         By the Investor if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor; or

(iv)         By either the Company or the Investor if the Closing has not occurred on or prior to December 31, 2012;

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b)          Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

7.                   Covenants and Agreements of the Company.

7.1          Reservation of Common Stock.  No later than the Mandatory Conversion Date, the Company shall reserve a sufficient number of shares of Common Stock for issuance upon the exercise or conversion of any Conversion Securities exercisable for or convertible into Common Stock.

7.2          No Conflicting Agreements.  The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investor under the Transaction Documents.

7.3          Compliance with Laws.  The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

7.4          Recapitalization.  The Company shall use commercially reasonable efforts to effect as promptly as practicable after the Closing a recapitalization of its capital stock whereby, among other things, (i) the number of outstanding shares of Common Stock will be reduced (the “Share Reduction”), and (ii) the Company shall effect a reverse split of its outstanding Common Stock.  In connection with the Share Reduction, the Investor agrees to adjust the number of Shares held by it on a pro rata basis to avoid any windfall that the Investor would otherwise receive as a result of the Share Reduction with respect to the Shares.

8.                   Survival and Indemnification.

8.1          Survival.  The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement; provided, however, that any claim for Losses (as defined below) arising out of a breach of representation or warranty must be made, if at all, within one year of the Closing Date.

8.2          Indemnification.  The Company agrees to indemnify and hold harmless the Investor and its Affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

8.3          Conduct of Indemnification Proceedings.  Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 8.2, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

9.                   Miscellaneous.

9.1          Successors and Assigns.  This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investor, as applicable, provided, however, that the Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a private transaction without the prior written consent of the Company, after notice duly given by the Investor to the Company provided, that no such assignment or obligation shall affect the obligations of the Investor hereunder.  The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2          Counterparts; Faxes.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed via facsimile, which shall be deemed an original.

9.3          Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4          Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Green Ballast, Inc.
2620 Thousand Oaks Boulevard
Memphis, Tennessee 38118
Attention: J. Kevin Adams
Fax: (901) 260-1002

With a copy to:

Green Ballast, Inc.
2620 Thousand Oaks Boulevard, Suite 4000
Memphis, TN 38118
Attention: Office of General Counsel
Fax: (901) 260-4423

If to the Investor:

to the address set forth on the signature pages hereto.

9.5          Expenses.  The parties hereto shall pay their own costs and expenses in connection herewith.

9.6          Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.  Any amendment or waiver effected in accordance with this Section 9.6 shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

9.7          Publicity.  Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investor without the prior consent of the Company (in the case of a release or announcement by the Investor) or the Investor (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investor, as the case may be, shall allow the Investor or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.  By 8:30 a.m.  (New York City time) on the trading day immediately following the execution and delivery of this Agreement, the Company shall issue a press release disclosing the execution and delivery of this Agreement and describing the transactions contemplated hereby.  No later than the fourth trading day following the execution and delivery of this Agreement, the Company will file a Current Report on Faun 8-K attaching the press release described in the foregoing sentence as well as copies of the Transaction Documents.  In addition, the Company will make such other filings and notices in the manner and time required by the SEC.

9.8          Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9          Entire Agreement.  This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.10       Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.11       Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	GREEN BALLAST, INC.

	By:	/s/ J. Kevin Adams
Name: J. Kevin Adams
Title: Chief Executive Officer

[Investor Signature Page Follows]

FOR ENTITY INVESTORS:	FOR INDIVIDUAL INVESTORS:

[Name of Entity}	Signature:
Signature:	Name:
Name:	Taxpayer ID#:
Title:
Taxpayer ID#:

With a copy to

Attention:
Tel:
Fax:
Email:

Aggregate Purchase Price:	$

Units Purchased: